UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Bridger Aerospace Group Holdings, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 21, 2023
Notice is hereby given that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Bridger Aerospace Group Holdings, Inc., a Delaware corporation (“Bridger,” “we,” or “our”), will be held on June 21, 2023, at 10:00 a.m. Mountain Time as a virtual meeting, to consider the following matters, as more fully described in the enclosed proxy statement:
•
Election of the three Class I director nominees named in this proxy statement until the 2026 Annual Meeting of Stockholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal;

•	to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
•	to consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on April 24, 2023 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
To attend the Annual Meeting, examine our list of stockholders, vote and submit your questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/BAER2023. You will log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instruction form. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com and by the other methods described in the enclosed proxy statement.
YOUR VOTE IS IMPORTANT
You may cast your vote over the Internet, by telephone or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares electronically during the Annual Meeting. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting.
You can find detailed information regarding voting in the sections entitled “General Information” and “Questions and Answers” on the pages immediately following the table of contents of the accompanying proxy statement.
By order of the Board of Directors,

James Muchmore
Chief Legal Officer and Executive Vice President
Belgrade, Montana
April 26, 2023
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 21, 2023
The notice of the Annual Meeting, proxy statement, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are first being sent and made available to stockholders on or about April 26, 2023 at www.proxyvote.com.
The date of this proxy statement is April 26, 2023.

GENERAL INFORMATION	1
QUESTIONS AND ANSWERS	2
PROPOSAL 1: ELECTION OF THE CLASS I DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT	6
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023	11
CORPORATE GOVERNANCE	13
EXECUTIVE OFFICERS	19
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	20
EXECUTIVE AND DIRECTOR COMPENSATION	26
EQUITY COMPENSATION PLAN INFORMATION	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32
STOCKHOLDER NOMINATIONS AND PROPOSALS	35
OTHER MATTERS	36

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

90 Aviation Lane, Belgrade,
Montana 59714

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 21, 2023

PROXY STATEMENT

* * * * * * * * *
GENERAL INFORMATION
This proxy statement is furnished to stockholders of Bridger Aerospace Group Holdings, Inc., a Delaware corporation (“Bridger,” the “Company,” “we,” “us,” or “our”), in connection with the solicitation of proxies by the board of directors of the Company (the “Board” or the “Board of Directors”) for use at our 2023 Annual Meeting of Stockholders to be held on June 21, 2023 (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. Mountain Time as a virtual meeting.
The Company was formed in connection with the business combination (the “Business Combination”) of Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (“Legacy Bridger”), and Jack Creek Investment Corp., a Cayman Islands exempted company (“JCIC”). The Business Combination was consummated (the “Closing”) on January 24, 2023 (the “Closing Date”), and Bridger became a publicly traded company trading on The Nasdaq Stock Market (“Nasdaq”) under the ticker “BAER”, with JCIC and Legacy Bridger becoming wholly-owned subsidiaries of Bridger.
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“Form 10-K”) available to our stockholders electronically via the Internet at www.proxyvote.com. On or about April 26, 2023, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement and vote over the Internet or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Because we are an emerging growth company, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which votes must be conducted.
The Annual Meeting will be held entirely online via a live webcast. The virtual Annual Meeting will allow for greater participation by all of our stockholders, regardless of their geographic location. To attend the Annual Meeting, examine our list of stockholders, vote and submit your questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/BAER2023. You will log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instruction form. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com and by the other methods described in this proxy statement. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders.

QUESTIONS AND ANSWERS
Why am I receiving these materials?
We are distributing our proxy materials because our Board is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice.
You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
What proposals will be voted on at the Annual Meeting?
Stockholders will vote on two proposals at the Annual Meeting:
•
Election of three Class I director nominees named in this proxy statement until the 2026 Annual Meeting of Stockholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal (“Proposal 1”); and

•	to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (“Proposal 2”).
We will also consider other business, if any, that properly comes before the Annual Meeting.
What happens if other business not discussed in this proxy statement comes before the meeting?
The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under our Amended and Restated Certificate of Incorporation (our “Charter”), our Amended and Restated Bylaws (our “Bylaws”), and Delaware law, the Company’s Chief Financial Officer and Chief Legal Officer and Executive Vice President will use their discretion in casting all of the votes that they are entitled to cast.
How does the Board recommend that stockholders vote on the proposals?
Our Board recommends that stockholders vote “FOR” the election of the Class I director nominees named in this proxy statement and “FOR” the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
Who is entitled to vote?
The record date for the Annual Meeting is the close of business on April 24, 2023. As of the record date, 43,769,290 shares of common stock, par value $0.0001 per share (“Common Stock”), were outstanding. Only holders of record of our Common Stock as of the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our Common Stock held by such stockholder on the record date.

What do I need for admission to the Annual Meeting?
The Annual Meeting will be held entirely online via a live webcast. The virtual Annual Meeting will also allow for greater participation by all of our stockholders, regardless of their geographic location.
If you are a registered stockholder or beneficial owner of Common Stock holding shares at the close of business on the record date, you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BAER2023 and logging in by entering the 16-digit control number found on your proxy card or voter instruction form. If you lost your 16-digit control number or are not a stockholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/BAER2023 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares, examine our list of stockholders or submit questions during the meeting.
You may log into the virtual annual meeting beginning at 9:45 a.m. Mountain Time on June 21, 2023 and the Annual Meeting will begin promptly at 10:00 a.m. Mountain Time. If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual stockholder login site for assistance.
How can I vote my shares without attending the Annual Meeting?
If you are a holder of record of shares of Common Stock of the Company, you may direct your vote without attending the Annual Meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating and mailing a proxy card.
If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:
•	delivering to the attention of the Chief Legal Officer and Executive Vice President at the address on the first page of this proxy statement a written notice of revocation of your proxy;
•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or
•	attending the Annual Meeting and voting at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the Annual Meeting, your vote at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).
What is a broker non-vote?
Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2). Proposal 1 is a non-routine matter.
A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal 2, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposal 1, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.

What constitutes a quorum?
The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding Common Stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the Annual Meeting. Certain shares of Common Stock received by JCIC’s sponsor as merger consideration in connection with the Business Combination are subject to potential forfeiture (the “Earnout Shares”), and the Earnout Shares will be counted for the purpose of determining the presence of a quorum and holders thereof will be entitled to vote their Earnout Shares at the Annual Meeting. “Withhold” votes, abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
What vote is required to approve each matter to be considered at the Annual Meeting?
PROPOSAL 1: ELECTION OF THE CLASS I DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT
Our Bylaws provide for a plurality voting standard for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. A “withhold” vote or a broker non-vote on Proposal 1 will not have any effect on the election of a director.
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023
The affirmative vote of the majority of our shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal 2. An abstention on Proposal 2 will have the same effect as a vote “AGAINST” Proposal 2. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal 2.
What is the deadline for submitting a proxy?
To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.
What does it mean if I receive more than one Internet Notice or proxy card?
If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every Internet Notice or proxy card that you receive.
How will my shares be voted if I return a blank proxy card or a blank voting instruction card?
If you are a holder of record of our Common Stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:
•	“FOR” the election of each director nominee named in this proxy statement; and
•	“FOR” the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:
•	will be counted as present for purposes of establishing a quorum;
•
will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2); and

•
will not be counted in connection with the election of the Class I director nominees named in this proxy statement (Proposal 1) or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results.

Our Board knows of no matter to be presented at the Annual Meeting other than Proposals 1 and 2. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
Who is making this solicitation and who will pay the expenses?
This proxy solicitation is being made on behalf of our Board. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.
Will a stockholder list be available for inspection?
A list of stockholders entitled to vote at the Annual Meeting will be available on the Annual Meeting web portal and, for 10 days prior to the Annual Meeting, at Bridger Aerospace Group Holdings, Inc., 90 Aviation Lane, Belgrade, Montana 59714, between the hours of 9:00 a.m. and 5:00 p.m. Mountain Time. The stockholder list will also be available to stockholders of record for examination during the Annual Meeting at www.virtualshareholdermeeting.com/BAER2023. You will need the control number included on your Internet Notice, proxy card, or voting instruction form, or otherwise provided by your bank, broker or other nominee.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.
If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 and an additional copy of proxy materials will be promptly delivered to you. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.
How can I find out the results of the voting at the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.
Whom can I contact for further information?
If you would like additional copies, without charge, of this proxy statement or other proxy materials, including our Form 10-K, or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our Chief Legal Officer and Executive Vice President at Bridger Aerospace Group Holdings, Inc., 90 Aviation Lane, Belgrade, Montana 59714, or by telephone at (406) 813-0079.

PROPOSAL 1: ELECTION OF THE CLASS I DIRECTOR NOMINEES NAMED IN
THIS PROXY STATEMENT
General
Our Board currently consists of nine directors, which are divided into three classes with staggered, three-year terms.
At the Annual Meeting, our stockholders will elect three Class I directors, whose terms will expire at the Annual Meeting of Stockholders to be held in 2026. Each of our other current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.
Our Board of Directors nominated Messrs. Timothy Sheehy, McAndrew Rudisill and Wyman Howard for election to our Board as Class I directors at the Annual Meeting. Each of Messrs. Timothy Sheehy, Rudisill and Howard currently serves on our Board and has consented to be named in this proxy statement and agreed to serve, if elected, until the 2026 Annual Meeting of Stockholders. Each of Messrs. Timothy Sheehy, Rudisill and Howard, if elected, will hold office until his successor has been duly elected and qualified or until his earlier resignation or removal.
Our Director Nominees and Continuing Directors
The following table sets forth information with respect to our director nominees for election at the Annual Meeting and continuing directors as of April 12, 2023:
Name	Age	Director Since	Occupation
Class I – Nominees for Election at This Year’s Annual Meeting
Timothy Sheehy Chief Executive Officer and Director	37	January 2023	Chief Executive Officer of the Company
McAndrew Rudisill Chief Investment Officer and Director	44	January 2023	Chief Investment Officer of the Company
Wyman Howard Independent Director	54	January 2023	Retired
Class II – Terms Expiring at the 2024 Annual Meeting
Debra Coleman Independent Director	49	January 2023	Retired
Dean Heller Independent Director	62	January 2023	Retired
Robert Savage Independent Director	55	January 2023	Co-Founder and President of KSH Capital L.P.
Class III – Terms Expiring at the 2025 Annual Meeting
Jeffrey Kelter Non-Executive Chairman and Independent Director	68	January 2023	Co-Founder and President of KSH Capital L.P.
Todd Hirsch Independent Director	48	January 2023	Senior Managing Director (Tactical Opportunities Fund) of Blackstone Inc.
Matthew Sheehy Director	43	January 2023	President and Chief Executive Officer of Tallgrass Energy LLP

Board Diversity Matrix (as April 12, 2023)
Total Number of Directors: 9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	8	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	8	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—
Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our Board at this time.
Director Nominees – Class I Directors
Timothy Sheehy - Director Since 2023
Timothy Sheehy serves as our Chief Executive Officer and a Class I Director. Mr. Sheehy has served as the Chief Executive Officer and a Director of Bridger and Legacy Bridger since 2014. From 2008 until 2014, Mr. Sheehy served as a Navy SEAL officer and team leader. In 2014, Mr. Sheehy left the Navy and co-founded the Company and its affiliate, Ascent Vision Technologies LLC (“Ascent”). Mr. Sheehy is a recipient of the Bronze Star with Valor and Purple Heart and is an active pilot with Bridger’s Air Attack and Super Scooper fleets. Mr. Sheehy earned his Bachelor of Science in History from the United States Naval Academy. Mr. Sheehy is well qualified to serve on the Board due to his significant leadership experience, in both corporate and military settings, as well as his extensive aviation operations background.
McAndrew Rudisill - Director Since 2023
McAndrew Rudisill serves as our Chief Investment Officer and a Class I Director. Mr. Rudisill has served as the Chief Investment Officer and director of Bridger and Legacy Bridger since 2017. From 2017 to 2021, Mr. Rudisill was the Chief Investment Officer of Capital Vacations LLC, a resort management company. From 2011 to 2016, Mr. Rudisill was the Chief Executive Officer and President of Emerald Oil, Inc. (“Emerald Oil”), a US oil and gas producer. In March 2016, Emerald Oil filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. In 2007, Mr. Rudisill founded Pelagic Capital Advisors LLC, a private investment fund focused on public and private equity investments, where he served as Managing Partner and Chief Investment Officer from 2007 until 2011. Mr. Rudisill earned a Bachelor of Arts in Economics from Middlebury College. Mr. Rudisill is well qualified to serve on the Board due to his strategic investment experience and management experience in both the public and private sectors.

Wyman Howard - Director Since 2023
Wyman Howard serves as a Class I Director. Mr. Howard retired from the U.S. Navy in September 2022 as Rear Admiral (Upper Half) with over thirty-two (32) years in the SEAL Teams and Joint Special Operations. Mr. Howard has had multiple tours in command of Special Operations Joint Task Forces and was among the first to deploy into Afghanistan following the attacks of September 11, 2001. The combat contributions of the teams Mr. Howard commanded, and with whom he served, were recognized with five (5) Presidential Unit Citations, Navy Unit Commendation medal and four (4) Joint Meritorious Unit Awards. Mr. Howard graduated from the United States Naval Academy and holds a Master of Business Administration from the TRIUM consortium of the London School of Economics, HEC Paris School of Management, and New York University’s Stern School of Business. Mr. Howard holds a Master of Science in National Security and Resource Strategy with a focus on commercial, civil and military space sectors from the Eisenhower School and a Professional Certificate in Artificial Intelligence and Business Strategy from the Massachusetts Institute of Technology’s Computer Science and Artificial Intelligence Laboratory. Mr. Howard’s joint, interagency and intelligence experience include service as the second Director of Operations for the National Geospatial-Intelligence Agency in 2016 and as the Commander, Naval Special Warfare Command from 2020 to 2022, which are equivalent leadership roles of a Chief Operating Officer and Chief Executive Officer, respectively. Mr. Howard is acknowledged for his leadership in designing new irregular deterrence capabilities and options that increase Unites States leverage to deter the nation’s adversaries. He is well qualified to serve on the Board due to his distinctive leadership, at the strategic, operational and tactical levels, where he was at the helm in command for outcomes that advanced the security of the United States and its allies. He has a unique sensitivity to geo-strategic risk and a deep set of intelligence, interagency and foreign partner relationships set on a foundation of trust and the culture for humility and stewardship he established during his career as a Naval Officer.
Continuing Class II Directors with Terms Expiring at the 2024 Annual Meeting
Debra Coleman - Director Since 2023
Debra Coleman serves as a Class II Director. Ms. Coleman has served as a Director of Bridger and Legacy Bridger since October 2021. Ms. Coleman retired as a Managing Director in Investment Banking at Bank of America Securities, Inc., a multinational investment banking division of Bank of America (NYSE: BAC). From August 2003 until September 2021, Ms. Coleman worked at Bank of America Securities and Legacy Merrill Lynch Co., both investment management companies, where she worked on transportation finance, depositions, financials, industrials, and advising corporations and technology firms. Ms. Coleman provided capital raising and merger advisory services for depositories at Sandler O’Neill & Partners, L.P., an investment banking firm and broker dealer, where she was an Associate Director from 1996 until 1999. Ms. Coleman served as an Independent Director and Chair of the Audit Committee on the Board of Fortress Capital Acquisition Corporation (NYSE: FCAX), a blank check company aimed at acquiring certain businesses and assets, from March 2021 to January 2023. She received a Bachelor of Arts in History and Political Science from Williams College and a Master of Business Administration in Finance from Columbia Business School. Ms. Coleman is well qualified to serve on the Board due to her extensive experience leading investment strategy for a broad range of organizations, as well as her background in finance.
Dean Heller - Director Since 2023
Dean Heller serves as a Class II Director. From May 2011 until his retirement in January 2019, Mr. Heller served as a Senator from Nevada in the United States Senate. During his time in the Senate, Mr. Heller served on the Committees on Finance, Banking, Veterans’ Affairs and Commerce. Prior to his service in the Senate, Mr. Heller was the United States Representative for Nevada’s Second Congressional District. Mr. Heller has also previously served as Nevada’s Secretary of State and in the Nevada State Assembly representing Carson City. Prior to his political career, Mr. Heller worked as a broker on the Pacific Stock Exchange as an institutional equities trader and also served as a banking Municipal Finance Representative. Mr. Heller received a Bachelor of Science in Business Administration from the University of Southern California. Mr. Heller received the Distinguished USC Alumni Award from the University of Southern California Marshall School of Business in 2012. From January 2019 through September 2021, Mr. Heller served as a director of Toyota Financial Savings Bank, a Nevada corporation that provides banking products and services to Toyota dealers. Mr. Heller is well qualified to serve on the Board due to his significant experience and in-depth knowledge in the areas of public policy and governmental matters and demonstrated leadership experience serving in the United States Senate and House of Representatives, as well as his background in business and finance.

Robert Savage - Director Since 2023
Robert Savage serves as a Class II Director. Mr. Savage served as a Director of JCIC from 2021 until the Closing. Mr. Savage is a Co-Founder and President of KSH Capital since 2015. KSH Capital provides real estate entrepreneurs with capital and expertise to see or grow their platform. KSH Capital is focused on the deployment of the principals’ capital in domestic and international strategies that offer compelling long-term returns. Prior to founding KSH Capital, Mr. Savage was Co-founder, President of KTR Capital Partners (“KTR”) from 2005 to 2015, an investment, development and operating company focused exclusively on the industrial property sector in North America. At KTR, Mr. Savage was co-head of the firm’s Investment Committee and responsible for management of the firm’s day-to-day operations, including oversight of capital deployment, portfolio management and capital markets activities. Previously, Mr. Savage was a Partner at Hudson Bay Partners, L.P. a private equity firm focused on investing in real estate-intensive operating businesses. Mr. Savage also worked in the Investment Banking Division at Merrill Lynch & Co. where he specialized in corporate finance and M&A advisory services for REITs, private equity funds and hospitality companies. Mr. Savage is Chairman of the Board of Directors of VolunteerMatch.org, a San Francisco based 501(c)(3) that operates the largest volunteer network in the nonprofit world. Mr. Savage is a member of the Board of Trustees of Mount Sinai and the Taft School and is Director of Environmental Waste International Inc. (TSX: EWS). He was previously Chairman of the Board of Directors of New Senior Investment Group (NYSE: SNR). Mr. Savage received a A.B. in Business Economics and Urban Studies from Brown University. Mr. Savage is well qualified to serve on the Board due to his significant experience leading the strategic growth and development of companies, as well as his management background with respect to investment of capital.
Continuing Class III Directors with Terms Expiring at the 2025 Annual Meeting
Jeffrey Kelter - Director Since 2023
Jeffrey Kelter serves as our Non-Executive Chairman and a Class III Director. Mr. Kelter served as a Director of JCIC from 2021 until the Closing. Mr. Kelter is a Co-Founder and a Partner of KSH Capital since 2015. KSH Capital provides real estate entrepreneurs with capital and expertise to seed or grow their platform. KSH Capital is focused on the deployment of the principals’ capital in domestic and international strategies that offer compelling long-term returns. Prior to founding KSH Capital, Mr. Kelter was a Founding Partner and Chief Executive Officer of KTR from 2005 to 2015, a leading private equity real estate investment and operating company focused on the industrial property sector in North America. KTR and its commingled investment funds were sold in May 2015 to a joint venture of Prologis Inc. and Norges Bank Investment Management. Since its inception in 2004, KTR had raised three funds which totaled over $7.0 billion of investment capacity. Prior to founding KTR, Mr. Kelter was President, Chief Executive Officer and Trustee of Keystone Property Trust, an industrial real estate investment trust. Mr. Kelter founded the predecessor to Keystone in 1982, and took the company public in 1997, where he and the management team directed its operations until its sale in 2004 to Prologis. Prior to forming Keystone, he served as president and CEO of Penn Square Properties, Inc. in Philadelphia, Pennsylvania, a real estate company which he founded in 1982. Mr. Kelter currently serves on the Board of Directors of Invitation Homes (NYSE: INVH). From January 2014 to November 2017, Mr. Kelter served on the Board of Starwood Waypoint Homes, its predecessor. Mr. Kelter currently serves as a trustee of the Cold Spring Harbor Laboratory. Mr. Kelter previously served as a trustee for Trinity College from 2010 to April 2020 and Westminister School from September 2011 to April 2020. Mr. Kelter formerly served on the Board of Gramercy Property Trust (NYSE: GPT) from 2015 to 2018. Mr. Kelter received a B.A. in Urban Studies from Trinity College. Mr. Kelter is well qualified to serve as the Non-Executive Chairman of the Board due to his extensive experience founding and growing successful companies, as well as his significant executive leadership background.
Todd Hirsch - Director Since 2023
Todd Hirsch serves as a Class III Director. Mr. Hirsch has served as a Director of Bridger and Legacy Bridger since December 2018. Since July 2013, Mr. Hirsch has been employed by Blackstone (NYSE: BX), one of the world’s leading investment firms. Mr. Hirsch is currently a Senior Managing Director in the Tactical Opportunities Fund at Blackstone. Prior to Blackstone, Mr. Hirsch worked at Deutsche Bank (NYSE: DB), an investment bank, where he sourced and structured transactions for a wide range of corporate and institutional clients across multiple products. Mr. Hirsch graduated magna cum laude from Duke University in 1996. Mr. Hirsch is well qualified to serve on the Board due to his significant experience structuring corporate and finance transactions in a variety of commercial settings, as well as background in management.

Matthew Sheehy - Director Since 2023
Matthew Sheehy serves as a Class III Director. Mr. Sheehy is a Co-Founder of the Company and served as Chairman of the Board of Legacy Bridger from 2014 until the Closing of the Business Combination. In addition to his service at Bridger, Mr. Sheehy serves as President and Chief Executive Officer of Tallgrass Energy LLP (“Tallgrass”), where he was named CEO July 1, 2022 and has served as President since December 2019. He has been a member of the Board of Directors of Tallgrass since April 2020, and he was Chairman of the Rockies Express Pipeline LLC Board from December 2019 until July 2021. Mr. Sheehy joined Tallgrass in November 2012 and held a number of positions, including Senior Vice President and Chief Commercial Officer of Tallgrass. In addition, he served as the President of Rockies Express Pipeline LLC from December 2013 until July 2017 and as a board member of Rockies Express Pipeline LLC from November 2016 to March 2018. Prior to joining Tallgrass, he served as a Principal and General Partner at Silverhawk Capital Partners LLC (“Silverhawk”). Mr. Sheehy was an Analyst at Wachovia Securities and Wachovia Capital Partners before joining Silverhawk. He earned a Bachelor of Arts degree in Economics from Vanderbilt University in 2002. Mr. Sheehy is well qualified to serve on the Board due to his extensive investment, ownership and operational experience in aviation and financial settings, as well as his demonstrated leadership as a member of several boards of directors throughout his career.
Vote Required
The director nominees who receive the greatest number of affirmative votes will be elected as Class I directors, to hold office until the 2026 Annual Meeting of Stockholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. “Withhold” votes and broker non-votes will not affect the election of directors.
Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then “FOR” the election of each of the director nominees named in this proxy statement.
Recommendation of Our Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS I DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2023
General
Our Board is asking our stockholders to ratify our audit committee’s (“Audit Committee”) appointment of Crowe LLP (“Crowe”), as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2023. Stockholder ratification of such selection is not required by our Bylaws or any other applicable legal requirement. However, our Board is submitting the selection of Crowe to our stockholders for ratification as a matter of good corporate governance.
In the event our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain Crowe for the fiscal year ending December 31, 2023. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made.
Crowe has audited our financial statements (including auditing the financial statements of Legacy Bridger) since 2022. A representative of Crowe is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.
Principal Accountant Fees and Services
The following table sets forth aggregate fees for professional service rendered by Crowe for the years ended December 31, 2022 and 2021.
	Years Ended December 31,
	2022	2021
Audit fees	$2,195,100	$338,327
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$2,195,100	$338,327
For 2022 and 2021, audit fees above are professional services for the annual audits of our financial statements, professional consultations with respect to accounting issues directly related to the financial statement audit, and services rendered in connection with the filing of our registration statements and security offerings. Audit-related fees are assurance and related services (e.g., due diligence services) that traditionally are performed by the independent accountant. Tax fees generally include fees related to tax compliance, tax planning and advice and tax due diligence in connection with acquisitions. There were no other fees billed for the years ended December 31, 2022 and 2021.
Determination of Independence
In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence. Additional information concerning the Audit Committee and its activities can be found in the sections of this proxy statement entitled “Board Committees” and “Report of the Audit Committee.”

Pre-Approval Policy
According to policies adopted by the Audit Committee and ratified by our Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors.
The Audit Committee approved all services provided by Crowe since the Closing. The Audit Committee has considered the nature and amount of the fees billed by Crowe and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining Crowe’s independence.
Vote Required
The affirmative vote of the holders of a majority of our shares of Common Stock present at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 2. An abstention on Proposal 2 will have the same effect as a vote “AGAINST” Proposal 2. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal 2.
Recommendation of Our Board and Audit Committee
OUR BOARD AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.
Report of the Audit Committee
The Audit Committee oversees our independent registered public accounting firm and assists our Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.
In fulfilling its oversight responsibilities, the Audit Committee:
•	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2022 with management and Crowe;
•	discussed with Crowe the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC;
•	received the written disclosures and the letter from Crowe required by the applicable requirements of the PCAOB; and
•	discussed with Crowe their independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board, and our Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC. The Audit Committee also appointed Crowe as our independent registered public accounting firm for fiscal year ending December 31, 2023.
Submitted by the Audit Committee of the Board:
Debra Coleman, Chair
Jeffrey Kelter
Robert Savage

CORPORATE GOVERNANCE
Composition of the Board
Our Board is divided into three classes of directors that serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our Charter and Bylaws authorize only our Board to fill vacancies on our Board. Any increase or decrease in the number of directors will be apportioned by the Board among the classes as to make all classes as nearly equal in number as is practicable. This classification of our Board may have the effect of delaying or preventing changes in control of our company.
Pursuant to a certain agreement, dated January 24, 2023 (the “Stockholders Agreement”), by and among the Company, the former direct and indirect equityholders of Bridger Element LLC (the “Founder Stockholders”), and certain direct and indirect equityholders of Legacy Bridger that are affiliates of Blackstone Inc. (the “BTO Stockholders”), the BTO Stockholders, collectively, have the right, but not the obligation, to nominate for election to the Board up to two (2) directors, for so long as the BTO Entities (as defined in the Stockholders Agreement) collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock (as defined in the Stockholders Agreement); and (ii) one (1) director, for so long as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, but at least 33% of the shares of Stock held by the BTO Entities as of the Closing. In the event that a vacancy is created at any time by the death, disqualification, resignation or removal of a director nominated by BTO Stockholders, the BTO Stockholders, collectively, will have the right to designate a replacement to fill such vacancy. Ms. Coleman and Mr. Hirsch are the current BTO Stockholders director designees.
Director Independence
As a result of our Common Stock being listed on Nasdaq, the Company is required to comply with the applicable rules of such exchange in determining whether a director is independent. Our Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that each of Ms. Coleman, Mr. Heller, Mr. Hirsch, Mr. Howard, Mr. Kelter and Mr. Savage qualifies as “independent” as defined under the applicable Nasdaq rules. In making these determinations, our Board reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our Common Stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related Person Transactions.” Mr. Timothy Sheehy, the Company’s Chief Executive Officer and a Director, is the brother of Mr. Matthew Sheehy, one of the Company’s Directors. There are no other family relationships among any of the Company’s directors or executive officers that are required to be disclosed by Regulation S-K.
Board Leadership Structure
Our corporate governance guidelines provide that the roles of Chairman of the Board and CEO may be separated or combined. Our Board has appointed Jeffrey Kelter, a non-employee director, to serve as Non-Executive Chairman of the Board. As Non-Executive Chairman of the Board, Mr. Kelter will, among other roles, preside at, and chair, board meetings and meetings of our stockholders, serve as liaison for stockholders who request direct communication with the board, and perform such additional duties as our Board may otherwise request.

Role of the Board in Risk Oversight
One of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, and it accomplishes this oversight through (among other things) the regular reporting to the Board by the Audit Committee and from time to time by key advisors. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its periodic meetings with management, including the finance, accounting, legal, human resources, and information technology (including cybersecurity) functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors.
Evaluations of the Board
The Board evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by the Company’s nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). The Board discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the Board or any committee thereof or of the directors.
Meetings of the Board
Our directors were appointed in connection with the Closing of the Business Combination on January 24, 2023, and therefore the Board did not meet during the year ended December 31, 2022. The Company’s corporate governance guidelines state that all directors are expected to make every effort to attend all meetings of the Board and all meetings of the committees on which they serve. Each director is also encouraged and generally expected to attend the Company’s annual meeting of stockholders.
Board Committees
Our Board has established the Audit Committee, a compensation committee (the “Compensation Committee”), and the Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board are described below. Copies of the charters for each committee are available on the investor relations page of our website at https://www.bridgeraerospace.com. The information in or accessible through our website is not incorporated into, and is not considered part of, this proxy statement. Members serve on these committees until their resignation or until otherwise determined by our Board. Our Board may establish other committees as it deems necessary or appropriate from time to time.
Our current Board standing committees and membership is as follows:
Audit	Compensation	Nominating and Corporate Governance
Debra Coleman (Chair)	Dean Heller (Chair)	Wyman Howard (Chair)
Wyman Howard*	Todd Hirsch	Dean Heller
Jeffrey Kelter	Jeffrey Kelter	Todd Hirsch
*	Mr. Howard joined the Audit Committee on April 25, 2023, in connection with Mr. Savage’s resignation from the Audit Committee.
Pursuant to the Stockholders Agreement, the Founder Stockholders, to the extent they collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock have the right, but not the obligation, to nominate the Chairperson of the Compensation and Nominating and Corporate Governance Committees of the Board, subject to satisfaction of applicable SEC and stock exchange requirements. In addition, for so long as the BTO Entities have director nomination rights, the Board will use reasonable best efforts to cause any committee of the Board to include in its membership at least one director nominated by the BTO Stockholders provided that such individual satisfies all applicable SEC and stock exchange requirements.
The Company’s Chief Executive Officer and other executive officers regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee
Debra Coleman (Chair)	Wyman Howard	Jeffrey Kelter
The members of the Company’s Audit Committee consist of Ms. Coleman (since January 24, 2023), Mr. Howard (since April 25, 2023) and Mr. Kelter (since January 24, 2023), with Ms. Coleman serving as the chair of the committee. Mr. Savage served as a member of the Audit Committee from January 24, 2023 until April 25, 2023. The Board has determined that each of Ms. Coleman and Mr. Howard meets the independence requirements of the Sarbanes-Oxley Act, as amended, Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable listing standards of Nasdaq. Each of Messrs. Kelter and Savage do not satisfy such heightened audit committee independence requirements because each indirectly controls JCIC Sponsor and therefore each is deemed to beneficially own approximately 22.4% of the outstanding shares of Common Stock, assuming the exercise of all of the outstanding warrants to purchase a share of Common Stock at an exercise price of $11.50 acquired in connection with JCIC’s initial public offering (“Private Placement Warrants”) that are held by JCIC Sponsor LLC, a Cayman Islands exempted limited partnership (“JCIC Sponsor”). The Company is relying on the exemption provided in Rule 10A-3(b)(iv) of the Exchange Act and does not believe that the reliance on such exemption would materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of Rule 10A-3. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In making this determination, the Board has examined each Audit Committee member’s scope of experience and the nature of their prior and/or current employment. The Audit Committee did not meet in 2022 because it was formed in connection with the Closing of the Business Combination on January 24, 2023.
The Board has determined that each of Ms. Coleman, Mr. Howard and Mr. Kelter qualifies as financially literate under the Nasdaq rules and that Ms. Coleman qualifies as an “audit committee financial expert” within the meaning of Regulation S-K. In making this determination, the Board considered Ms. Coleman’s, Mr. Howard’s and Mr. Kelter’s formal education and previous and current experience in financial and accounting roles. Both the Company’s independent registered public accounting firm and management periodically will meet privately with the Audit Committee.
The Audit Committee’s responsibilities include, among other things:
•	appointing, retaining, setting compensation of, and supervising the Company’s independent registered public accounting firm (the “Independent Auditor”);
•	reviewing the results and scope of the audit and other accounting related services and reviewing the Company’s accounting practices;
•	monitoring systems of internal accounting and disclosure controls;
•	overseeing the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements;
•	overseeing the Company’s compliance with legal and regulatory requirements;
•	reviewing the qualifications and independence of the Independent Auditor; and
•	reviewing the performance of the Company’s internal auditing function and the Independent Auditor.

Compensation Committee
Dean Heller (Chair)	Todd Hirsch	Jeffrey Kelter
The members of the Compensation Committee consist of Mr. Heller, Mr. Hirsch and Mr. Kelter with Mr. Heller serving as the chair of the Compensation Committee. Mr. Heller, Mr. Hirsch and Mr. Kelter are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The Board has determined that Mr. Heller, Mr. Hirsch and Mr. Kelter are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The Compensation Committee did not meet in 2022 because it was formed in connection with the Closing of the Business Combination on January 24, 2023.
The Compensation Committee’s responsibilities include, among other things:
•	reviewing and approving compensation paid to the Company’s officers and directors;
•	administering the Company’s incentive compensation plans, including authority to make and modify awards under such plans;
•	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC; and
•	discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and directors.
The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time as further described in its charter. The Compensation Committee may also delegate to one or more executive officers the authority to grant equity awards to certain employees, as further described in its charter and subject to the terms of our equity plans and applicable law.
The Compensation Committee charter also provides that the Compensation Committee shall have the sole authority to retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Compensation Committee approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as the compensation consultant for the Compensation Committee. In connection with such engagement, the Compensation Committee assessed the independence of PwC pursuant to the Nasdaq rules and the Company concluded that the work to be performed by PwC for the Compensation Committee did not raise any conflict of interest. In connection with the Business Combination, the management of Legacy Bridger engaged PwC to review and provide advice regarding the planned executive and director compensation for Bridger. During the year ended December 31, 2022, Legacy Bridger paid PwC approximately $60,000 for such services and $4,000,000 for additional services, which included technical accounting, reporting, valuation, internal controls and transaction services. The decision to engage PwC for the additional services was made by Legacy Bridger’s management. Neither the Compensation Committee nor the Board has approved such other additional services of PwC.
Nominating and Corporate Governance Committee
Wyman Howard (Chair)	Dean Heller	Todd Hirsch
The members of the Nominating and Corporate Governance Committee consist of Mr. Howard, Mr. Heller and Mr. Hirsch, with Mr. Howard serving as the chair of the committee. The Board has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations. The Nominating and Corporate Governance Committee did not meet in 2022 because it was formed in connection with the Closing of the Business Combination on January 24, 2023.
The Nominating and Corporate Governance Committee’s responsibilities include, among other things:
•	oversee the selection of persons to be nominated to serve on the Board;
•
reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders;

•	develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; and
•	oversee the annual performance evaluation of the Board and its committees.
In the process of identifying, screening and recommending director candidates to the full Board, the Nominating and Corporate Governance Committee takes into consideration the needs of the Board after taking into account the current composition of the Board and the qualifications of the candidates, such as their general understanding of various business disciplines and the Company’s business environment, their educational and professional background, professional skills, analytical ability, independence, diversity of experience and viewpoints, and their ability and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group that is best equipped to help ensure that the long-term interests of the stockholders are served. The Nominating and Corporate Governance Committee has not set specific minimum qualifications for director positions. Whenever a new seat or a vacated seat (other than a vacancy created by the death, disqualification, resignation or removal of a director nominated by the BTO Stockholders) on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company will be identified, interviewed and evaluated by the Nominating and Corporate Governance Committee. In the event that a vacancy is created at any time by the death, disqualification, resignation or removal of a director nominated by the BTO Stockholders, the BTO Stockholders, collectively, will have the right to designate a replacement to fill such vacancy. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders on the same basis that it evaluates other nominees for director. Candidates selected by the Nominating and Corporate Governance Committee will then be recommended to the full Board.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines, which provide the framework for our corporate governance along with our Charter, our Bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, conflicts of interest, and board committee composition.
Code of Ethics
The Company has adopted a code of ethical business conduct that applies to all of its directors, officers and employees, which is available on the Company’s website: https://www.bridgeraerospace.com. The Company’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that the Company’s internet website address is provided as an inactive textual reference only. The Company will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its internet website.
Prohibition on Hedging and Pledging of Company Securities
The Company has a policy that prohibits officers, directors, independent contractors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors, independent contractors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Stockholder Communications
Any stockholder or other interested party who wishes to communicate with our Board or any individual director may send written communications to our Board or such director c/o Chief Legal Officer, Bridger Aerospace Group Holdings, Inc., 90 Aviation Lane, Belgrade, Montana 59714. The communication must include the stockholder’s full legal name (and, with respect to entity stockholders, the full legal names of such entity’s owners), address, email, phone number, and an indication that the person is our stockholder. The Chief Legal Officer will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our Board, based on the subject.

Stockholders Agreement
In connection with the Merger Agreement, the Company, the Founder Stockholders and the BTO Stockholders entered into the Stockholders Agreement at the Closing. Pursuant to terms of the Stockholders Agreement, effective as of the Closing Date, the Board is comprised of nine (9) directors. Further, the BTO Stockholders, collectively, have the right, but not the obligation, to nominate for election to the Board (i) up to two (2) directors, for so long as the BTO Entities (as defined in the Stockholders Agreement) collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock (as defined in the Stockholders Agreement); and (ii) one (1) director, for so long as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, but at least 33% of the shares of Stock held by the BTO Entities as of the Closing. In the event that a vacancy is created at any time by the death, disqualification, resignation or removal of a director nominated by the BTO Stockholders, the BTO Stockholders, collectively, will have the right to designate a replacement to fill such vacancy. In addition, for so long as the BTO Entities have such nomination rights, (i) the Board will use reasonable best efforts to cause any committee of the Board to include in its membership at least one (1) director nominated by the BTO Stockholders provided that such individual satisfies all applicable SEC and stock exchange requirements and (ii) the BTO Stockholders have a consent right over affiliate transactions entered into by the Company or any of its subsidiaries, subject to customary exceptions.
The Founder Stockholders, to the extent they collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock have the right, but not the obligation, to nominate the chairperson of the Compensation and Nominating and Corporate Governance Committees of the Board, subject to satisfaction of applicable SEC and stock exchange requirements.
Subject to the terms and conditions of the Stockholders Agreement and applicable securities laws, the BTO Stockholders have preemptive rights to acquire their pro rata share of any new issuance of equity securities (or any securities convertible into or exercisable or exchangeable for equity securities) by the Company, subject to customary exceptions. The BTO Stockholders are entitled to apportion the preemptive rights granted to it in such proportions as it deems appropriate, among (i) itself and (ii) any BTO Entity; provided that each such BTO Entity agrees to enter into the Stockholders Agreement, as a “Stockholder” under the Stockholders Agreement.

EXECUTIVE OFFICERS
The following table sets forth information with respect to our executive officers as of April 12, 2023:
Name	Age	Title
Timothy Sheehy	37	Chief Executive Officer and Director
McAndrew Rudisill	44	Chief Investment Officer and Director
Eric Gerratt	52	Chief Financial Officer
James Muchmore	49	Chief Legal Officer and Executive Vice President
Darren Wilkins	50	President of Operations
Descriptions of the business experience of Messrs. Timothy Sheehy and Rudisill are provided above under the heading “Proposal 1 — Election of Class I Director Nominees Named in this Proxy Statement — Director Nominees – Class I Directors.” Additional biographical descriptions of the other executive officers are set forth in the text below.
Eric Gerratt serves as our Chief Financial Officer. Mr. Gerratt has served as the Chief Financial Officer of Bridger and Legacy Bridger since October 2022. Prior to joining Bridger, Mr. Gerratt served as the Executive Vice President, Chief Financial Officer and Treasurer of US Ecology, Inc., a leader in environmental services from November 2012 to September 2022, and during his time at US Ecology, Inc., Mr. Gerratt helped grow its revenue to nearly $1 billion. Prior to joining US Ecology, Inc., Mr. Gerratt served as Vice President of Accounting for SuperValu, Inc. and held various director level accounting and finance positions at Albertsons, Inc. Mr. Gerratt has also spent six (6) years with PricewaterhouseCoopers LLP. Mr. Gerratt is a Certified Public Accountant and received his Bachelor of Science in Accounting from the University of Idaho.
James Muchmore serves as our Chief Legal Officer and Executive Vice President. Mr. Muchmore has served as the Chief Legal Officer and Executive Vice President of Bridger and Legacy Bridger since 2017. From 2017 until 2021, Mr. Muchmore served as Chief Securities Counsel to Capital Vacations, LLC. From 2014 until 2016, Mr. Muchmore served as General Counsel to Emerald Oil, Inc., a U.S. oil and gas producer. In March 2016, Emerald Oil filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. From 2000 until 2014, Mr. Muchmore was in private legal practice, focusing on securities transactions, mergers and acquisitions, and the execution of public and private offerings in multiple industries. Mr. Muchmore earned a Bachelor of Arts in Government and Law and English from Lafayette College and a Juris Doctor from Syracuse University College of Law.
Darren Wilkins serves as our President of Operations. Mr. Wilkins has served as President of Operations of Bridger and Legacy Bridger since August 2019. Mr. Wilkins originally joined the Company in May 2018 as the Director of Airframe Programs. From March 2013 until his retirement in November 2016, Mr. Wilkins served as the Commanding Officer of an EA-18G squadron in Naval Aviation and Air Boss of a deployed aircraft carrier. From January 2017 until April 2018, Mr. Wilkins was the Director of Federal Services for Century Companies, Inc., a construction services company, where he managed highly sensitive construction projects and contracts with the U.S. Department of Defense. Mr. Wilkins earned his Bachelor of Science in Oceanography from the United States Naval Academy and his Master of Arts in National Security and Strategic Studies from the United States Naval War College.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions – Company
Business Combination Agreement
On the Closing Date, Legacy Bridger and JCIC consummated the Business Combination pursuant to the terms of the Agreement and Plan of Merger, dated as of August 3, 2022 (the “Merger Agreement”), by and among the Company, Legacy Bridger, JCIC, and the other parties thereto.
In connection with the Business Combination, stockholders owning 34,245,643 JCIC Class A ordinary shares, par value $0.0001 per share, (“JCIC Class A Ordinary Shares”) exercised their rights to have those shares redeemed for cash at a redemption price of approximately $10.16 per share, or an aggregate of $347,805,923.74. (a) The holders of Legacy Bridger’s equity immediately prior to the Closing Date, which include Founder Stockholders, Ms. Coleman, Mr. Heller, Mr. Wilkins, the BTO Stockholders, and Legacy Bridger’s Series C shareholders, except for BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”), and (b) Blocker’s equityholders (collectively, “Legacy Bridger Equityholders”) were issued shares of our Common Stock at the Closing and 315,789.473684 shares of our Preferred Stock that have the rights, powers, designations, preferences, and qualifications, limitations and restrictions set forth in Section 4.5 of our Charter (“Series A Preferred Stock”). Upon consummation of the Business Combination, each public stockholder’s JCIC ordinary shares that were not redeemed and the outstanding JCIC warrants were automatically converted into an equivalent number of shares of our Common Stock and our warrants as a result of the Business Combination. Additionally, upon consummation of the Business Combination, 4,318,189 JCIC’s Class B ordinary shares, par value $0.0001 per share (“JCIC Class B Ordinary Shares”) were converted to 4,318,189 shares of our Common Stock (of which 855,000 of those shares are subject to certain vesting and forfeiture provisions set forth in that certain Sponsor Agreement, dated August 3, 2022, by and among JCIC, JCIC Sponsor, each of the officers and directors of JCIC (collectively, the “JCIC Sponsor Persons”) and the Company (the “Sponsor Agreement”). The Business Combination valued Legacy Bridger in the aggregate at an implied pre-money enterprise value of $807,600,000.
Warrant Agreement Assignment, Assumption and Amendment
On the Closing Date, the Company entered into the Warrant Assumption Agreement (the “Warrant Assumption Agreement”), by and among the Company, JCIC and Continental Stock Transfer & Trust Company. The Warrant Assumption Agreement assigned that certain Warrant Agreement, dated as of January 26, 2021, by and between JCIC and Continental Stock Transfer & Trust Company (the “Existing Warrant Agreement”) to the Company, and the Company agreed to perform all applicable obligations of JCIC under the existing agreement.
Pursuant to the Warrant Assumption Agreement, JCIC assigned all its rights, title and interest in the Existing Warrant Agreement to the Company and all warrants of JCIC to purchase JCIC Class A Ordinary Shares, as contemplated under the Existing Warrant Agreement, are no longer exercisable for JCIC Class A Ordinary Shares, but instead are warrants exercisable for shares of Common Stock on the same terms that were in effect prior to the Closing under the terms of the Existing Warrant Agreement, except as described in the Warrant Assumption Agreement.
Amended and Restated Registration Rights Agreement
At the Closing, Bridger, JCIC Sponsor, the BTO Stockholders and certain other stockholders of Legacy Bridger became parties to the Amended and Restated Registration Rights Agreement, dated as of January 24, 2023, by and among Bridger, JCIC Sponsor, the BTO Stockholders and certain stockholders of Legacy Bridger (the “Amended and Restated Registration Rights Agreement”). The Amended and Restated Registration Rights Agreement provides these holders (and their permitted transferees) with the right to require the Company, at the Company’s expense, to file a resale shelf registration statement on behalf of the stockholder parties thereto no later than fifteen (15) business days after the Closing and to register the shares of Common Stock that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights, subject to certain specified underwriter cutbacks and issuer blackout periods. The Amended and Restated Registration Rights Agreement also provides that the Company pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise in connection therewith. In addition, pursuant to the Amended and Restated Registration Rights Agreement, the Legacy Bridger

Equityholders (other than the BTO Stockholders) and JCIC Sponsor are subject to a restriction on transfer of their Common Stock for a period of twelve (12) months following the Closing, and the BTO Stockholders are subject to a restriction on transfer of their Common Stock for a period of six (6) months following the Closing, in each case subject to certain exceptions.
Indemnification Agreements
On the Closing Date, Bridger entered into indemnification agreements (the “Indemnification Agreements”) effective as of the Closing with all of its directors and executive officers. These Indemnification Agreements require Bridger to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of Bridger’s directors or executive officers or any other company or enterprise to which the person provides services at Bridger’s request.
Stockholders Agreement
In connection with the Merger Agreement, the Company, the Founder Stockholders and the BTO Stockholders entered into the Stockholders Agreement at the Closing. Pursuant to terms of the Stockholders Agreement, effective as of the Closing Date, the Board is comprised of nine (9) directors. Further, the BTO Stockholders, collectively, have the right, but not the obligation, to nominate for election to the Board (i) up to two (2) directors, for so long as the BTO Entities (as defined in the Stockholders Agreement) collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock (as defined in the Stockholders Agreement); and (ii) one (1) director, for so long as the BTO Entities collectively beneficially own (directly or indirectly) less than 10% of the outstanding Stock, but at least 33% of the shares of Stock held by the BTO Entities as of the Closing. In the event that a vacancy is created at any time by the death, disqualification, resignation or removal of a director nominated by the BTO Stockholders, the BTO Stockholders, collectively, will have the right to designate a replacement to fill such vacancy. In addition, for so long as the BTO Entities have such nomination rights, (i) the Board will use reasonable best efforts to cause any committee of the Board to include in its membership at least one (1) director nominated by the BTO Stockholders provided that such individual satisfies all applicable SEC and stock exchange requirements and (ii) the BTO Stockholders have a consent right over affiliate transactions entered into by the Company or any of its subsidiaries, subject to customary exceptions.
The Founder Stockholders, to the extent they collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock have the right, but not the obligation, to nominate the chairperson of the Compensation and Nominating and Corporate Governance Committees of the Board, subject to satisfaction of applicable SEC and stock exchange requirements.
Subject to the terms and conditions of the Stockholders Agreement and applicable securities laws, the BTO Stockholders have preemptive rights to acquire their pro rata share of any new issuance of equity securities (or any securities convertible into or exercisable or exchangeable for equity securities) by the Company, subject to customary exceptions. The BTO Stockholders are entitled to apportion the preemptive rights granted to it in such proportions as it deems appropriate, among (i) itself and (ii) any BTO Entity; provided that each such BTO Entity agrees to enter into the Stockholders Agreement, as a “Stockholder” under the Stockholders Agreement.
Certain Relationships and Related Person Transactions – Legacy Bridger
Legacy Bridger Series A Preferred Shares Financing
In November 2021, Legacy Bridger issued 500 thousand Series A-1 preferred shares and Series A-2 preferred shares at $10.00 per share for an aggregate purchase price of $5 million. The BTO Stockholders were the sole purchasers. The Series A-1 preferred shares and Series A-2 preferred shares accrued interest at 12%. The Series A-1 preferred shares had management rights, while the Series A-2 preferred shares had no voting or management rights. The Series A-1 preferred shares and Series A-2 preferred shares were redeemable at any time at the option of Legacy Bridger at a redemption price equal to the greater of (i) the product of the amount invested, multiplied by 2.25, plus any indemnification amounts, or (ii) the aggregate liquidation preference.
Legacy Bridger Series B Preferred Shares Financing
In December 2020, Bridger issued 10 million Series B preferred shares at $1.00 per share. In November 2021, Legacy Bridger issued an additional 50 million Series B preferred shares at $1.00 per share. The BTO Stockholders and Bridger Element LLC were the sole purchasers. The Series B preferred shares were non-voting and accrued interest at 17.5% per annum, compounded quarterly. The shares were redeemable at any time at the option of Legacy Bridger at a redemption price equal to face value, plus accrued, but unpaid interest. If not redeemed on or prior to March 31, 2022, the Series B preferred shares accrued interest at 21.5% annually, compounded quarterly. The Series B preferred shares were redeemed in April 2022. The BTO Stockholder and Bridger Element LLC purchased $44.5 million and $15.5 million, respectively, of the Series B preferred shares.
Legacy Bridger Series C Preferred Shares Financing
On April 25, 2022, Bridger raised $300 million from the issuance of Series C preferred shares. The proceeds were used as follows: (i) $70 million to redeem all of Legacy Bridger’s Series B preferred shares, (ii) $100 million to redeem a portion of Legacy Bridger’s outstanding Series A preferred shares and (iii) the remainder to fund growth capital expenditures and for general corporate purposes. The Series C preferred shares were non-voting and accrued interest initially at 7.0% accruing daily, computed on the basis of a 365-day year. The BTO Stockholders and Bridger Element LLC received in the aggregate $100 million and $70 million, respectively, of aggregate proceeds in connection with the redemption of Legacy Bridger’s Series A preferred shares and Series B preferred shares.
Series 2022 Bonds
On July 21, 2022, Legacy Bridger closed on the “Series 2022 Bond Offering” with Gallatin County, Montana for a total of $160.0 million of gross proceeds. Pursuant to the Series 2022 Bond Offering, Legacy Bridger received aggregate proceeds of $135.0 million on July 21, 2022 and an additional $25.0 million on August 10, 2022. The proceeds were used as follows: (i) $134.0 million to redeem all of Legacy Bridger’s remaining Series A-1 preferred shares and Series A-2 preferred shares, (ii) $7.7 million to redeem Legacy Bridger’s prior municipal bond and (iii) the remainder to finance the construction and equipping of the Company’s third and fourth aircraft hangars in Belgrade, Montana and to fund the purchase of additional CL415EAF aircraft. In connection with the Series 2022 Bond Offering, CMH, LLC purchased approximately $10 million of the Series 2022 Bonds. Mr. Timothy Sheehy, Chief Executive Officer and director of Legacy Bridger, Mr. Matthew Sheehy, Co-Founder and Chairman of the Board of Legacy Bridger and Mr. Rudisill, Chief Investment Officer and director of Legacy Bridger, have economic interests in the Series 2022 Bonds acquired by CMH, LLC in the amounts of approximately $4.5 million, $4.4 million and $1.0 million, respectively. CMH, LLC purchased the Series 2022 Bonds on an arms’ length basis and on the same terms and conditions that were offered to the public during the offering. As of December 31, 2022, CMH, LLC has received approximately $128,000 in interest. The Series 2022 Bonds mature on September 1, 2027, with an annual interest rate of 11.5%. Interest will be payable semiannually on March 1 and September 1 of each year until maturity and commenced on September 1, 2022.
Pilatus PC-12/47 Purchase
In September 2021, Mr. Timothy Sheehy, the Chief Executive Officer and a director of Bridger, acquired a Pilatus PC-12/47 aircraft for $3.0 million, which was then repaired and upgraded. In July 2022, Legacy Bridger purchased the plane from Mr. Timothy Sheehy for $3.85 million. The purchase price was based on an independent third-party valuation from July 2022 that valued the plane at between $4,009,000 and $3,562,000. In addition, Mr. Timothy Sheehy permitted Legacy Bridger to use the plane for company business for no compensation until Legacy Bridger acquired the aircraft from Mr. Timothy Sheehy.
Mountain Air
Bridger Aviation Services, LLC (“Bridger Aviation”) was a party to that certain Management Services Agreement (the “Aviation Agreement”), dated April 13, 2018, with Mountain Air, LLC (“Mountain Air”). The original term of the agreement was ten (10) years. On August 3, 2022 and in connection with the execution of the Merger Agreement, the parties to the Aviation Agreement amended the Aviation Agreement to revise the list of covered aircraft, revise the termination provisions and update the service standards to comply with Federal Aviation Regulations.
Pursuant to the Aviation Agreement, Bridger Aviation leased certain aircraft to Mountain Air. Mountain Air operated the aircraft and paid Bridger Aviation a fee equal to 99% of all revenue it received from the use and deployment of Bridger Aviation’s aircraft. Mountain Air was obligated to operate and maintain the aircraft in accordance with Federal Aviation Regulations. During 2020, 2021 and 2022, the aggregate amounts of revenue received by Mountain Air for services performed with Legacy Bridger aircraft was $6,869 thousand, $8,604 thousand, and $7,215 thousand, respectively, and the aggregate amounts Mountain Air paid to Legacy Bridger pursuant to the Aviation Agreement were $6,804 thousand and $8,520 thousand and $7,150 thousand, respectively. Mountain Air recognized income of $56 thousand in 2020, $77 thousand in 2021 and $64 thousand in 2022.
Additionally, in order to further secure the benefits of the Aviation Agreement post-Closing, the Aviation Agreement, as amended, was supplemented by a Side Letter, dated August 3, 2022, among JCIC, Legacy Bridger, Bridger Air Tanker, LLC (“Bridger Air”), Red Cloud Holdings, LLC and Mr. Timothy Sheehy, obligating the parties to promptly cause Red Cloud Holdings, LLC, of which Mr. Matthew Sheehy is the sole managing member, and Mr. Timothy Sheehy, as sole holders of the equity interests in Mountain Air, to transfer such equity interests to Legacy Bridger or one of its subsidiaries, prior to the Closing for $1.00 and on the terms and conditions set forth on Exhibit K to the Merger Agreement. On November 7, 2022 the transfer was consummated, and Mountain Air is currently a wholly-owned subsidiary of Bridger. Mountain Air did not paid a dividend to its former equityholders.
Northern Fire
Bridger Air is a party to that certain Support Services Agreement (the “NFMS Agreement”), dated April 22, 2019, with Northern Fire Management Services, LLC (“Northern Fire”). The original term of the agreement was five (5) years. On August 3, 2022, in connection with the execution of the Merger Agreement, the parties to the NFMS Agreement amended the NFMS Agreement to provide that the NFMS Agreement would not terminate in the event Mr. Al Hymers or Mr. Timothy Sheehy ceased to be employed by Northern Fire.
Pursuant to the NFMS Agreement, Northern Fire agreed to provide pilot, mechanic and support services to Bridger in connection with the deployment and use of Bridger Air’s aircraft. Northern Fire provides services solely for Bridger and its subsidiaries. Historically, Legacy Bridger has paid on behalf of Northern Fire all amounts owed to Northern Fire’s employees and no additional amounts were owed by either party under the NFMS Agreement. As a result, there are no direct cash payments between Bridger Air and Northern Fire, and Northern Fire has historically had no profits. The aggregate amounts paid by Legacy Bridger to Northern Fire’s employees on behalf of Northern Fire pursuant to the NFMS Agreement were $1,443 thousand, $1,231 thousand and $1,758 thousand during 2020, 2021 and 2022, respectively.
Northern Fire was organized in 2019, and Mr. Timothy Sheehy and Mr. Al Hymers each originally owned 50% of the equity interests. In June 2022, Mr. Timothy Sheehy assigned his equity interests in Northern Fire to Bridger Aerospace Group, LLC (“BAG”). Additionally, in order to further secure the benefits of the NFMS Agreement post-Closing, the NFMS Agreement, as amended, was supplemented by a Side Letter, dated August 3, 2022, by and among JCIC, Legacy Bridger, Bridger Air and Al Hymers, pursuant to which BAG and Al Hymers, as sole holders of the equity interests in Northern Fire, agreed to cause Northern Fire to operate in a manner consistent with its past practice and, to the extent permitted by law, for the exclusive benefit of Bridger and its subsidiaries, in accordance with the terms and conditions of the NFMS Agreement and the operating agreement of Northern Fire.
Certain Relationships and Related Person Transactions – JCIC
Founder Shares
On August 24, 2020, JCIC Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, to cover certain JCIC expenses in consideration of 8,625,000 JCIC Class B Ordinary Shares. The number of JCIC Class B Ordinary Shares issued was determined based on the expectation that such JCIC Class B Ordinary Shares would represent 20% of the outstanding shares upon completion of the offering. On September 25, 2020, JCIC Sponsor transferred 25,000 JCIC Class B Ordinary Shares to each of Heather Hartnett and Samir Kaul, each of whom served on the JCIC board of directors, at their original per share purchase price. On January 13, 2021, JCIC Sponsor surrendered 1,437,500 JCIC Class B Ordinary Shares to JCIC for cancellation for no consideration. On January 21, 2021, JCIC effected a share capitalization of 1,437,500 JCIC Class B Ordinary Shares, resulting in an aggregate of 8,625,000 JCIC Class B Ordinary Shares outstanding. On March 8, 2021, JCIC Sponsor transferred 25,000 JCIC Class B Ordinary Shares to Richard Noll, who served on the JCIC board of directors, at their original per share purchase price.

JCIC Private Placement Warrants
On January 26, 2021, JCIC completed the sale to JCIC Sponsor of an aggregate of 9,400,000 Private Placement Warrants for a purchase price of $1.00 per whole warrant for an aggregate of $9,400,000. Each Private Placement Warrant entitled the holder to purchase one JCIC Class A Ordinary Share at $11.50 per share. Pursuant to the terms of the Warrant Assumption Agreement, the Private Placement Warrants are currently exercisable for shares of Common Stock, on the same terms and conditions and with the same exercise price. The Private Placement Warrants (including the shares of Common Stock upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until January 24, 2024 and entitles the holders thereof to certain registration rights.
Original Sponsor Letter Agreement
On January 26, 2021, JCIC entered into a letter agreement with JCIC Sponsor, pursuant to which, among other things, JCIC Sponsor agreed to vote all JCIC Class B Ordinary Shares held by it to approve a proposed business combination (including any proposals recommended by the JCIC board of directors in connection with such business combination and not to redeem any JCIC shares held by them in connection with such shareholder approval in order to induce JCIC and the underwriters in JCIC’s initial public offering to enter into an underwriting agreement and to proceed with JCIC’s initial public offering.
Sponsor Agreement
On August 3, 2022, in connection with the execution of the Merger Agreement, JCIC, JCIC Sponsor Persons and Bridger entered into JCIC Sponsor Agreement, pursuant to which, among other things, JCIC Sponsor agreed to a forfeiture, effective as of immediately prior to the Closing, of the number of JCIC Class B Ordinary Shares equal to the sum of (a) 8,550,000 minus the number of Available Sponsor Shares (as defined therein), and (b) if the amount in JCIC’s trust after redemptions is less than $20,000,000, (i) the excess of the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by JCIC in connection with the transactions prior to Closing, but excluding any deferred underwriting fees, over $6,500,000, if any, divided by (ii) $10.00. In accordance with such provisions, JCIC Sponsor forfeited 4,306,811 shares of JCIC Class B Ordinary Shares immediately prior to Closing.
In addition, pursuant to JCIC Sponsor Agreement, JCIC Sponsor agreed to subject the Earnout Shares to a performance-based vesting schedule such that 50% of the Earnout Shares will vest on the first date during the Earnout Period (as defined therein) on which the VWAP of our Common Stock is greater than $11.50 for a period of at least twenty (20) days out of thirty (30) consecutive trading days and 50% of the Earnout Shares will vest on the first date during the Earnout Period on which the volume-weighted average closing sale price of a share of our Common Stock is greater than $13.00 for a period of at least twenty (20) days out of thirty (30) consecutive trading days.
If the amount in JCIC’s trust after redemptions was less than $50,000,000, then immediately prior to Closing, each of JCIC and JCIC Sponsor agreed to convert any outstanding loan balance under the Promissory Note between JCIC and JCIC Sponsor, under which $1,150,000 had been drawn as of the Closing, into a number of JCIC Class A Ordinary Shares equal to the amount of outstanding loan balance under the Promissory Note divided by $10.00, rounded up to the nearest whole share. In accordance with such provisions, JCIC Sponsor converted its outstanding loan balance into 115,000 shares of JCIC Class A Ordinary Shares immediately prior to Closing.
Related Party Loans
On August 24, 2020, JCIC issued an unsecured promissory note (the “IPO Promissory Note”) to JCIC Sponsor, pursuant to which JCIC may borrow up to an aggregate principal amount of $300,000. The IPO Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021 and (ii) the completion of JCIC’s initial public offering. The outstanding balance under the IPO Promissory Note of $114,031 was repaid on January 25, 2021. JCIC is unable to borrow any future amounts against this note.
On February 16, 2022, JCIC entered into a $1,500,000 convertible promissory note (the “Promissory Note”) with JCIC Sponsor in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination. The Promissory Note accrues no interest and is payable upon completion of a Business Combination. The Promissory Note’s entire or partial balance can be converted into warrants at the discretion of JCIC Sponsor at the time of Business Combination. The warrants would be identical to the Private Placement

Warrants, however, pursuant to JCIC Sponsor Agreement, if the amount in JCIC’s trust is less than $50 million after taking account of public shareholder redemptions, the balance of the Promissory Note would be converted into shares of our Common Stock at $10.00 per share. As of the Closing, the aggregate balance of the Promissory Note was $1,150,000, and JCIC Sponsor converted its outstanding loan balance into 115,000 shares of JCIC Class A Ordinary Shares immediately prior to Closing.
Administrative Services Agreement
Commencing on January 21, 2021, JCIC entered into an agreement pursuant to which it will pay an affiliate of JCIC Sponsor up to $10,000 per month for office space, secretarial and administrative services. Upon completion of the Business Combination, JCIC ceased paying these monthly fees. For the year ended December 31, 2022, JCIC incurred $120,000 of such fees and $10,000 is included in accrued expenses in the consolidated balance sheets of JCIC for the year-ended December 31, 2022. For the year ended December 31, 2021, JCIC incurred $113,226, in fees for these services.
Related Person Transaction Policy
The Board maintains a written related person transaction policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Company’s policy only, a “related person transaction” is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; (ii) the Company or any of its consolidated subsidiaries is or will be a participant; and (iii) a “related person” has or will have a direct or indirect material interest (including any indebtedness or guarantee of indebtedness), including any material amendment or modification to an existing related person transaction.
Under the policy, prior to entering into any related person transaction, the related person or the Company’s Chief Legal Officer on their behalf (or if the related person is an immediate family member of an executive officer, director or nominee for director of the Company, such executive officer, director or nominee for director or the Company’s Chief Legal Officer on their behalf) shall advise the Audit Committee of all relevant material information regarding the related person transaction. The Audit Committee shall consider such proposed transaction at its next regularly scheduled meeting or, if it deems it advisable, prior thereto at an interim meeting called for such purpose, unless the Audit Committee determines that the review, approval or ratification of such proposed transaction should be considered by all of the disinterested, independent members of the Board, in which case such disinterested, independent members of the Board shall consider such proposed transaction at the Board’s next regularly scheduled meeting or, if they deem it advisable, prior thereto at an interim meeting called for such purpose. The Audit Committee (or the disinterested, independent members of the Board) will assess whether the proposed transaction is a related person transaction for purposes of the policy. If the Audit Committee (or the disinterested, independent members of the Board) determines that the proposed transaction is a related person transaction for purposes of the policy, the proposed related person transaction shall be reviewed. In considering related person transactions, the Audit Committee (or the disinterested, independent members of the Board) will take into account the relevant available facts and circumstances.
The Audit Committee (or the disinterested, independent members of the Board) may approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee (or the disinterested, independent members of the Board) determines in good faith. All of the transactions described in the section of this proxy statement entitled “Certain Relationships and Related Person Transactions” were entered into prior to the adoption of such policy.
The Audit Committee may determine certain transactions or categories of transactions with related persons are not considered related person transactions for purposes of the related person transactions policy given their nature, size and degree of significance to the Company and/or the immateriality of such transaction to the relevant related person, and that such transactions are not required to be individually reported to, reviewed by, and/or approved or ratified under the policy.

EXECUTIVE AND DIRECTOR COMPENSATION
This section describes the executive compensation of Legacy Bridger’s directors and named executive officers during Legacy Bridger’s fiscal year ended December 31, 2022. Unless the context otherwise requires, all references in this section to “Bridger,” the “Company,” “we,” “us,” “our,” and other similar terms refer to the business of Legacy Bridger and its subsidiaries prior to the Business Combination and Bridger Aerospace Group Holdings, Inc. and its subsidiaries following the Business Combination.
This section discusses the material components of the executive compensation program for Bridger’s named executive officers who are identified in the 2022 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Bridger’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Bridger adopts may differ materially from the existing and currently planned programs summarized or referred to in this discussion.
Overview
Bridger has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as Bridger is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. Such rules require compensation disclosure for Bridger’s principal executive officer and its two (2) most highly compensated executive officers other than the principal executive officer whose total compensation for 2022 exceeded $100,000, who were serving as executive officers as of December 31, 2022 and who will continue with the combined company. We refer to these individuals as “named executive officers.” For 2022, Bridger’s named executive officers were:
•	Timothy Sheehy, Chief Executive Officer;
•	James Muchmore, Chief Legal Officer; and
•	McAndrew Rudisill, Chief Investment Officer.
We expect that Bridger’s executive compensation program will evolve to reflect its status as a newly publicly-traded company, while still supporting Bridger’s overall business and compensation objectives.
2022 Compensation of Named Executive Officers
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, Bridger provides a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the 2022 Summary Compensation Table for the base salary amounts received by the named executive officers in 2022 and 2021.
Bonus
Bridger provided the named executive officers with certain transaction bonuses and discretionary bonuses. Please see the “Bonus” column in the 2022 Summary Compensation Table for the bonus amounts earned by the named executive officers during calendar year 2022. Messrs. Timothy Sheehy, Muchmore and Rudisill received transaction bonus payments of $2,137,838, $1,558,681 and $1,637,838, respectively, in August 2022 representing a portion of the transaction bonuses earned in calendar year 2022. In addition, Messrs. Timothy Sheehy, Muchmore and Rudisill will each receive $2,307,162 ($1,072,500 of which represents the transaction bonus amount outstanding and $1,234,662 of which represents the discretionary bonus amount outstanding), $848,819 ($503,750 of which represents the transaction bonus amount outstanding and $345,069 of which represents the discretionary bonus amount outstanding) and $1,807,162 ($1,072,500 of which represents the transaction bonus amount outstanding and $734,662 of which represents the discretionary bonus amount outstanding), respectively, which amounts are expected to be paid during calendar year 2023.

2022 Summary Compensation Table
The following table shows information regarding the compensation of the named executive officers for services performed in the years ended December 31, 2022 and December 31, 2021.
Name and Principal Position	Year	Salary($)	Bonus($)(1)	All Other Compensation ($)(2)	Total($)
Timothy Sheehy Chief Executive Officer	2022	$450,000	$4,445,000	$1,558	$4,896,558
	2021	$450,000	$0	$0	$450,000
James Muchmore Chief Legal Officer	2022	$350,000	$2,407,500	$1,615	$2,759,115
	2021	$350,000	$0	$0	$350,000
McAndrew Rudisill Chief Investment Officer	2022	$325,000	$3,445,000	$0	$3,770,000
	2021	$325,000	$0	$0	$325,000
(1)
Amounts reported in this column represent a transaction bonus of $3,210,338, $2,062,431, and $2,710,338 for Messrs. Timothy Sheehy, Muchmore and Rudisill, respectively, and a 2022 discretionary bonus of $1,234,662, $345,069, and $734,662 for Messrs. Timothy Sheehy, Muchmore and Rudisill, respectively.

(2)	Amounts reported for Messrs. Timothy Sheehy and Muchmore represent 401(k) employer matching contributions.
Outstanding Equity Awards at 2022 Fiscal Year-End
None of Bridger’s named executive officers received an equity award with respect to calendar year 2022 and none of Bridger’s named executive officers held any equity awards as of the end of calendar year 2022. As noted above, in connection with the Business Combination, the Company assumed and adopted the Bridger Aerospace Group Holdings, Inc. 2023 Omnibus Incentive Plan and the outstanding restricted stock units (“RSUs”) granted under such plan, with each RSU representing the right to receive one (1) share of Common Stock, subject to certain vesting conditions. Messrs. Timothy Sheehy, Muchmore and Rudisill received RSUs with respect to 1,742,182, 871,147, and 1,451,874 shares of Common Stock, respectively, with 871,091, 87,115, and 725,937 shares, respectively, vested upon the consummation of the Business Combination and the remaining RSUs (x) granted to Messrs. Timothy Sheehy and Rudisill vesting (i) 20% on January 24, 2024 and (ii) 20% on January 24, 2025, and (iii) 10% on January 24, 2026, and (y) granted to Mr. Muchmore vesting (i) 10% on January 24, 2024, (ii) 10% on January 24, 2025, (iii) 10% on January 24, 2026, (iv) 25% on January 24, 2027, (v) 10% on January 24, 2028, and (vi) 25% on January 24, 2029.

Additional Narrative Disclosure
Existing Employment Agreements
Timothy Sheehy
Mr. Timothy Sheehy entered into an employment agreement dated December 6, 2018 that provides for his employment as Bridger’s Chief Executive Officer. The agreement provides that Mr. Sheehy will receive an annual base salary of $450,000, which may be increased as may be approved in writing by the board of directors of Bridger. Mr. Sheehy is also entitled to receive a discretionary annual bonus as determined by the board of directors of Bridger in its sole and absolute discretion. Mr. Sheehy’s employment agreement term ended on December 31, 2020 and automatically renews thereafter for one-year periods unless either party provides at least 60 days’ prior notice of non-renewal. The agreement provides that if Mr. Sheehy is terminated without cause (other than due to death or disability) or if he resigns for good reason (as such terms are defined in the agreement), then Mr. Sheehy will be entitled to (i) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination with such amount determined based on actual performance during such fiscal year as determined by the board of directors of Bridger; (ii) a lump sum cash payment equal to (x) 24 months of base salary in effect at the time of termination plus (y) an amount equal to the total value of the annual bonus paid during the fiscal year immediately preceding the year of such termination; and (iii) a lump sum cash payment equal to (18) times the applicable percentage of the COBRA premium cost applicable to Mr. Sheehy (and any dependents). In addition, if Bridger provides notice of non-renewal without cause or Mr. Sheehy provides notice of non-renewal for good reason, then Mr. Sheehy will be entitled to the payments outlined in prongs (i) and (iii) in the immediately preceding sentence (the benefits outlined in this sentence and the immediately preceding sentence, collectively, the “Severance Benefits”). The Severance Benefits will be paid on the sixtieth (60th) day following the date of Mr. Sheehy’s termination of employment subject to his execution and non-revocation of a release of claims.
The agreement contains customary confidentiality obligations, non-competition restrictions for two (2) years from the date of termination of employment and non-solicitation restrictions for two (2) years from the date of termination of employment.
James Muchmore
Mr. Muchmore entered into an employment agreement dated August 1, 2018, as amended and restated on December 6, 2018, that provides for his employment as Bridger’s Chief Legal Officer. The agreement provides that Mr. Muchmore will receive an annual base salary of $350,000, which may be increased as may be approved in writing by the board of directors of Bridger. Mr. Muchmore is also entitled to receive a discretionary annual bonus as determined by the board of directors of Bridger in its sole and absolute discretion. Mr. Muchmore’s employment agreement term ended on December 31, 2020 and automatically renews thereafter for one-year periods unless either party provides at least 60 days’ prior notice of non-renewal. Mr. Muchmore’s employment agreement has the same Severance Benefits as those summarized above for Mr. Timothy Sheehy.
The agreement contains customary confidentiality obligations, non-competition restrictions for two (2) years from the date of termination of employment and non-solicitation restrictions for two (2) years from the date of termination of employment.
McAndrew Rudisill
Mr. Rudisill entered into an employment agreement dated August 1, 2018, as amended and restated on December 6, 2018, that provides for his employment as Bridger’s Chief Investment Officer. The agreement provides that Mr. Rudisill will receive an annual base salary of $325,000, which may be increased as may be approved in writing by the board of directors of Bridger. Mr. Rudisill is also entitled to receive a discretionary annual bonus as determined by the board of directors of Bridger in its sole and absolute discretion. Mr. Rudisill’s employment agreement term ended on December 31, 2020 and automatically renews thereafter for one-year periods unless either party provides at least 60 days’ prior notice of non-renewal. Mr. Rudisill’s employment agreement has the same Severance Benefits as those summarized above for Mr. Timothy Sheehy.
The agreement contains customary confidentiality obligations, non-competition restrictions for two (2) years from the date of termination of employment and non-solicitation restrictions for two (2) years from the date of termination of employment.

401(k) Plan
Bridger maintains a qualified 401(k) savings plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. For calendar year 2022, Bridger provided each of Messrs. Timothy Sheehy and Muchmore with employer matching contributions totaling $1,558 and $1,615, respectively, as set forth in the “All Other Compensation” column of the 2022 Summary Compensation Table.
Executive Compensation Arrangements – Post-Closing
In connection with and following the Closing, Bridger has been developing an executive compensation program that is designed to align compensation with Bridger’s business objectives and the creation of shareholder value, while enabling Bridger to attract, motivate and retain individuals who contribute to the long-term success of Bridger. Decisions on the executive compensation program will be made by the Compensation Committee.

Director Compensation
Cash fees
Bridger pays its non-employee and non-affiliated directors an annual cash retainer of $100,000.
With respect to calendar year 2022, Ms. Coleman earned cash fees of $100,000.
With respect to calendar year 2022, Mr. Matthew Sheehy earned both a transaction and discretionary bonus totaling $1,825,000. Mr. Matthew Sheehy received a transaction bonus payment of $1,133,088 in August 2022 representing a portion of the transaction bonus earned in calendar year 2022. In addition, Mr. Matthew Sheehy will receive $691,912 ($162,500 of which represents the transaction bonus amount outstanding and $529,412 of which represents the discretionary bonus amount outstanding) which amount will be paid during calendar year 2023.
The following table sets forth information for the year ended December 31, 2022 regarding the compensation awarded to certain of Bridger’s non-employee directors. Todd Hirsch is a Blackstone Inc. appointed director and did not receive any compensation for his services as a member of Bridger’s board of directors.
2022 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
Matthew Sheehy	—	$1,825,000	$1,825,000
Debra Coleman	$100,000	—	$100,000
Todd Hirsch	—	—	—
(1)
The amount reported in this column represents both a transaction and discretionary bonus totaling $1,825,000. Mr. Matthew Sheehy received a transaction bonus payment of $1,133,088 in August 2022 representing a portion of the transaction bonus earned in calendar year 2022. In addition, Mr. Matthew Sheehy will receive $691,912 ($162,500 of which represents the transaction bonus amount earned in calendar year 2022 that is outstanding and $529,412 of which represents the discretionary bonus amount earned in calendar year 2022 that is outstanding) which amount will be paid during calendar year 2023.

EQUITY COMPENSATION PLAN INFORMATION
As of December 31, 2022, Bridger did not have any securities authorized for issuance under equity compensation plans. In connection with the Business Combination, JCIC’s shareholders approved the Bridger Aerospace Group Holdings, Inc. 2023 Omnibus Incentive Plan and the Bridger Aerospace Group Holdings, Inc. 2023 Employee Stock Purchase Plan, which became effective immediately upon the Closing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Common Stock, as of April 24, 2023, the record date, for (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (2) each member of the Board, (3) each of Bridger’s executive officers and (4) all of the members of the Board and Bridger’s executive officers, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of Common Stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person. In addition, in calculating percentages of shares of Common Stock owned by any holder of shares of Series A Preferred Stock, we have assumed that particular holder has exercised its conversion rights at a conversion price of $11.00 per share on April 24, 2023 and treated as outstanding the number of shares of Common Stock issuable to that particular holder upon conversion of that particular holder’s shares of Series A Preferred Stock, and we did not assume the conversion or exercise of any other holder’s Series A Preferred Stock in calculating the percentage ownership of any other holder listed below.
As of April 24, 2023, there were outstanding 43,769,290 shares of Common Stock.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned shares of Common Stock.
Name and Address of Beneficial Owner†	Number of Shares of Common Stock	% of Outstanding Shares of Common Stock
Directors and Executive Officers of Bridger
Jeffrey E. Kelter(1)	11,928,189	22.4%
Debra Coleman	194,436	*
Eric Gerratt	—	—
Dean Heller.	194,436	*
Todd Hirsch.	—	—
Wyman Howard.	—	—
McAndrew Rudisill(2)	5,105,115	11.7%
Robert F. Savage(1)	11,928,189	22.4%
Timothy Sheehy(3).	10,030,955	22.9%
Matthew Sheehy(4)	9,984,831	22.8%
James Muchmore(5).	1,873,090	4.3%
Darren Wilkins.	194,436	*
All Directors and Executive Officers of Bridger as a Group (12 individuals)	37,601,927	70.7%
Other 5% Stockholders
Avenue Capital(6)	3,076,950	6.6%
Barings LLC(7)	4,871,834	10.0%
Bear Creek(8)	4,398,385	9.6%
Blackstone(9)	9,624,610	22.0%
JCIC Sponsor LLC(1)	11,928,189	22.4%
JPMorgan Chase Funding Inc.(10)	19,743,764	31.1%
KSH Capital LP(1)	11,928,189	22.4%
Thomas Jermoluk(1)	11,928,189	22.4%
*	Denotes less than 1%.

†	Unless otherwise noted, the business address of each of the following individuals is c/o Bridger Aerospace Group Holdings, Inc., 90 Aviation Lane, Belgrade, MT 59714.
(1)
Represents shares of Common Stock held by JCIC Sponsor and includes (i) 855,000 Earnout Shares and (ii) 9,400,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants at an exercise price of $11.50 per share. Per applicable SEC rules, the shares beneficially owned by JCIC Sponsor are also listed as being beneficially owned by KSH Capital LP and Messrs. Kelter, Savage and Jermoluk, as JCIC Sponsor is managed by KSH Capital LP and is controlled indirectly by Messrs. Kelter, Savage and Jermoluk. The business address of each of the foregoing entities and individuals is c/o JCIC Sponsor LLC, 386 Park Avenue South, FL 20 New York, NY 10016.

(2)
Consists of 2,255,470 shares of Common Stock held by Pelagic Capital Advisors LLC and 2,849,645 shares of Common Stock held by PCAO LLC, each of which are managed by Mr. Rudisill. Mr. Rudisill received RSUs with respect to 1,451,874 shares of Common Stock, 725,937 of which vested upon the Closing but will settle after January 24, 2024.

(3)
Consists of 2,081,409 shares of Common Stock held by Turtle Lake Holding Company, LLC, 6,045,985 shares of Common Stock held by the Timothy P. Sheehy Revocable Trust, and 1,903,561 shares of Common Stock held by ElementCompany, LLC. Turtle Lake Holding Company, LLC is managed by Mr. Timothy Sheehy, and Mr. Timothy Sheehy is the trustee of the Timothy P. Sheehy Revocable Trust. ElementCompany, LLC is co-managed by Mr. Matthew Sheehy and Mr. Timothy Sheehy, each of whom are deemed to be beneficial owners of the shares of Common Stock held by ElementCompany, LLC. Mr. Timothy Sheehy received RSUs with respect to 1,742,182 shares of Common Stock, 871,091 of which vested upon the Closing but will settle after January 24, 2024. Per applicable SEC rules, the shares beneficially owned by ElementCompany, LLC are listed as being beneficially owned by both Mr. Matthew Sheehy and Mr. Timothy Sheehy, as each of these individuals serve as co-managers of ElementCompany, LLC.

(4)
Consists of 7,385,943 shares of Common Stock held by Red Cloud Holding Investments, LLC, 695,327 shares of Common Stock held by the Matthew P. Sheehy Revocable Trust, and 1,903,561 shares of Common Stock held by ElementCompany, LLC. Red Cloud Holding Investments, LLC is managed by Mr. Matthew Sheehy, and Mr. Matthew Sheehy is the trustee of the Matthew P. Sheehy Revocable Trust. ElementCompany, LLC is co-managed by Mr. Matthew Sheehy and Mr. Timothy Sheehy, each of whom are deemed to be beneficial owners of the shares of Common Stock held by ElementCompany, LLC. Mr. Matthew Sheehy received RSUs with respect to 1,161,455 shares of Common Stock, 580,728 of which vested upon the Closing but will settle after January 24, 2024. Per applicable SEC rules, the shares owned by ElementCompany, LLC are listed as being beneficially owned by both Mr. Matthew Sheehy and Mr. Timothy Sheehy, as each of these individuals serve as co-managers of ElementCompany, LLC.

(5)
Consists of shares of 1,873,090 Common Stock held by Black River Group LLC, which is managed by Mr. Muchmore. Mr. Muchmore received RSUs with respect to 871,147 shares of Common Stock, 87,115 of which vested upon the Closing but will settle after January 24, 2024.

(6)
Consists of 31,578.947368 shares of Series A Preferred Stock that are convertible at the election of the holder into shares of Common Stock pursuant to the terms of such Series A Preferred Stock. These shares are held by ASSF Holdings, L.P., which is 100% owned by Avenue Sustainable Solutions Fund, L.P. (“ASSF”). Avenue Capital Management II, L.P. (“ACMII”) serves as the investment manager of ASSF. ACMII may be deemed to have or to share voting and investment power with respect to the shares held by ASSF. Avenue Capital Management II GenPar, LLC is the general partner of ACMII. Marc Lasry is the managing member of Avenue Capital Management II GenPar, LLC. Marc Lasry may be deemed to be the indirect beneficial owner of the securities reported by ASSF by reason of his ability to direct the vote and/or disposition of such securities, and his pecuniary interest in such shares (within the meaning of Rule 16a-1(a)(2) under the Exchange Act) is a fractional interest in such amount. The business address for the foregoing entities and person is 11 West 42nd Street, 9th Floor, New York, New York 10036.

(7)
Consists of 4,250.000000 shares of Series A Preferred Stock held by Barings SS4 (LUX) LLC; 750.000000 shares of Series A Preferred Stock held by Barings Global Special Situations Credit Fund 4 (Delaware), L.P.; 14,618.000000 shares of Series A Preferred Stock held by Barings BDC, Inc.; 7,309.000000 shares of Series A Preferred Stock held by Barings Capital Investment Corporation; 17,725.000000 shares of Series A Preferred Stock held by Barings Private Credit Corporation; 365.000000 shares of Series A Preferred Stock held by Barings Corporate Investors; 183.000000 shares of Series A Preferred Stock held by Barings Participation Investors; and 4,800.000000 shares of Series A Preferred Stock held by Martello Re Limited, all of which are convertible at the election of the holder into shares of Common Stock pursuant to the terms of such Series A Preferred Stock. Barings LLC is a registered investment adviser and serves as the investment adviser to the entities and/or funds included in the prior sentence, and therefore has the power to vote and dispose of the aggregate of such shares of Series A Preferred Stock. Bryan High is the managing director of the investment team at Barings LLC that manages the shares of Series A Preferred Stock held by such Barings entities and/or funds. Each of Barings LLC and Mr. High expressly disclaims beneficial ownership of any securities reported herein except to the extent Barings LLC and Mr. High exercises voting or dispositive power with respect to such securities. The business address of Barings LLC and Mr. High is 300 South Tryon, Suite 2500, Charlotte, NC 28202.

(8)
Consists of 21,052.631579 shares of Series A Preferred Stock that are convertible at the election of the holder into shares of Common Stock pursuant to the terms of such Series A Preferred Stock held by BC Super Scooper LLC (“Bear Creek LLC”) and 2,347,085 shares of Common Stock held by Bear Creek Products 2018-1 (CNI), LLLP (“Bear Creek LLLP”). BCGP-2016, LLC (“Bear Creek GP”) is the manager and general partner of Bear Creek LLC and Bear Creek LLLP, respectively. Joseph H. M. Roddy is the manager of Bear Creek GP. Joseph H. M. Roddy may be deemed to beneficially own the securities held directly or indirectly by Bear Creek LLC, Bear Creek LLLP and Bear Creek GP. The business address for Bear Creek LLC, Bear Creek LLLP, Bear Creek GP, and Joseph H. M. Roddy is 1200 17th Street, Suite 970, Denver, Colorado 80202.

(9)
Consists of 9,389,895 shares of Common Stock held by BTO Grannus Holdings IV – NQ LLC (“BTO Grannus IV”), 162,194 shares of Common Stock held by Blackstone Tactical Opportunities Fund – FD L.P. (“BTOF FD”) and 72,521 shares of Common Stock held by Blackstone Family Tactical Opportunities Investment Partnership III – NQ – ESC L.P. (“BFTOIP III”).

BTO Grannus IV is managed by Grannus Holdings Manager – NQ L.L.C. and Blackstone Tactical Opportunities Advisors L.L.C. is the investment adviser to BTO Grannus IV. The managing member of Blackstone Tactical Opportunities Advisors L.L.C. is Blackstone Intermediary Holdco L.L.C. The sole member of Blackstone Intermediary Holdco L.L.C. is Blackstone Securities Partners L.P. The general partner of Blackstone Securities Partners L.P. is Blackstone Advisory Services L.L.C. The sole member of Blackstone Advisory Services L.L.C. is Blackstone Holdings I L.P.

The general partner of BFTOIP III is BTO – NQ Side-by-Side GP L.L.C. The sole member of BTO-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P. The general partner with management authority over BTOF FD with respect to Common Stock held thereby is Blackstone Tactical Opportunities Associates III – NQ L.P. The general partner of Blackstone Tactical Opportunities Associates III – NQ L.P. is BTO DE GP – NQ L.L.C. The managing member of BTO DE GP – NQ L.L.C. is Blackstone Holdings II L.P.
The general partner of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. The sole member of Blackstone Holdings I/II GP L.L.C. is Blackstone Inc. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.
Each of the Blackstone entities described in this footnote and Mr. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The business address of each of such Blackstone entities and Mr. Schwarzman is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.
(10)
Consists of 202,631.578948 shares of Series A Preferred Stock that are convertible at the election of the holder into shares of Common Stock pursuant to the terms of such Series A Preferred Stock. JPMorgan Chase Funding Inc. is a wholly-owned subsidiary of publicly traded JPMorgan Chase & Co., the board of directors and chief executive officer of which are identified in JPMorgan Chase & Co.’s filings with the SEC. The business address for JPMorgan Chase Funding Inc. is 383 Madison Avenue, New York, NY 10179.

STOCKHOLDER NOMINATIONS AND PROPOSALS
Our stockholders are entitled to present proposals for action at a forthcoming stockholder meeting if they comply with the requirements of our Charter, our Bylaws, and the rules established by the SEC.
Under Rule 14a-8 under the Securities Exchange Act of 1934, if you want us to include a proposal in the proxy materials for our 2024 Annual Meeting of Stockholders, we must receive the proposal at our executive offices at Bridger Aerospace Group Holdings, Inc., 90 Aviation Lane, Belgrade, Montana 59714, no later than December 28, 2023.
Pursuant to our Bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 22, 2024 and not later than March 23, 2024 and must otherwise comply with the requirements set forth in our Bylaws. Any proposal or nomination should be addressed to the attention of our Chief Legal Officer, and we suggest that it be sent by certified mail, return receipt requested.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Bridger’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 22, 2024.

OTHER MATTERS
We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.
If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 20, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 20, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V17018-P94814

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. To elect three Class I directors to serve until the 2026 Annual Meeting of Stockholders.

Nominees:	**For**	**Withhold**
1a. Timothy Sheehy	☐	☐
1b. McAndrew Rudisill	☐	☐
1c. Wyman Howard	☐	☐

NOTE: The proxies are authorized to vote at their discretion upon any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K are available at www.proxyvote.com.

V17019-P94814

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 21, 2023 10:00 AM MST
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Eric Gerratt and James Muchmore, and each of them, as proxies with power to act without the other and with power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon such other business as may properly come before the meeting, all of the shares of Common Stock of BRIDGER AEROSPACE GROUP HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM MST on June 21, 2023, at www.virtualshareholdermeeting.com/BAER2023 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is properly executed but no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the individuals named above upon such other business as may properly come before the meeting.

This proxy is solicited pursuant to a separate Notice of Annual Meeting and proxy statement, receipt of which is hereby acknowledged. This proxy should be voted by internet, mail, or telephone in time to be received no later than 11:59 p.m. Eastern Time on Tuesday, June 20, 2023.

Continued and to be signed on reverse side